Exhibit 10.11

Software Technology Service Agreement

Between

Xiamen EPWK Network Technology Co., Ltd.

And

Hangzhou Tiangu Information Technology Co., Ltd.

May 26, 2022

Agreement No. XFC2020052013750

Hangzhou Tiangu Information Technology Co., Ltd. (hereinafter referred to as "Party B" or "Esignbao") is a well-known provider of electronic contract software and technical services in China. The official website is www.esign.cn. Based on the principles of mutual benefit and common development, and on the basis of equality, fairness, voluntariness, and integrity, both parties have reached an agreement on the provision of software services and technology by Party B to Xiamen EPWK Network Technology Co., Ltd. (herein after referred to as “Party A”) through friendly consultations, and agree to follow the following agreement Implementation of the terms and related attachments:

Article 1 Definitions

1.1 "Electronic signature" refers to the data contained in electronic form in the data message, which is attached to identify the identity of the signatory and indicate that the signatory approves the content.

1.2 "Digital certificate" refers to a digital certificate issued by a legally established electronic certification service agency, which contains the name of the electronic certification service agency that issued the digital certificate, the name of the certificate holder, the serial number of the certificate, the validity period of the certificate, and the electronic signature verification data of the certificate holder. The electronic signature of the electronic certification service agency and other content are specified by the Ministry of Industry and Information Technology as a string of data used to identify the identity information of the communicating parties in the Internet communication and to ensure the security of online information.

1.3 "Timestamp" refers to complete and verifiable data indicating that a piece of data existed before a certain time, usually a sequence of characters that uniquely identifies a certain moment of time.

1.4 "Authentication function" includes: real-name authentication, will authentication. Real-name authentication is an audit of the authenticity of the user's identity. Willingness authentication is a verification of the user's true meaning.

1.5 "Data storage" refers to the electronic data storage service that Party B solidifies and stores the electronic data uploaded by Party A through electronic data fixation and tamper-proof technical means such as trusted time stamps and blockchain deposit certificates.

1.6 "Hash value" refers to the value obtained by calculation (such as using MD5, SHA and other algorithms) based on the content of electronic data. In theory, different files have different hash values obtained through calculation, and the electronic data cannot be deduced from the hash value original.

1.7 “"Summary signing" means that Party B converts the document to be signed that Party A has shown to the counterparty or other relevant signatories into a hash value through calculation (such as using MD5, SHA and other algorithms), and the hash value is confirmed by all parties and carry out the whole process of electronic signing and depositing certificates.

1.8 "Information verification" refers to the consistency comparison between the identity information of individuals or organizations and authoritative data sources.

1.9 "E-signature public cloud electronic contract service system (including Wukong and Xuanyuan services)" means that Party B opens accounts for users, provides product services and is responsible for the safe operation, daily maintenance and timely upgrade of electronic contract software or provides interfaces for related development , so that users can use Party B's services on multiple clients, including Wukong API interface service, Wukong SDK, and Xuanyuan's whole-process signing service.

2.0 "Wukong service" Wukong service provides Party B with various basic software and technical capabilities, including electronic signature function (signature function), data storage function, real-name authentication function, information verification function and technical integration services. The above functions can be provided separately to Party A can also integrate and provide it to Party A, and Party A can choose to purchase it.

Article 2 Software Technical Services and Charging Methods

2.1 The software services mentioned in this agreement shall be subject to purchase by Party A, and Party A shall determine the functions or services to be purchased by itself and record them in Appendix 1 of this agreement.

2.2 Party B provides software functions and services to Party A in accordance with the items listed in the "Service List" in Appendix 1 of this agreement. Party A shall use them within the validity period specified in Appendix 1. Products with a validity period shall share the expenses on a monthly basis during the validity period. Products without a validity period Pay as you go. The part that has not been connected to the system due to Party A's reasons or has not been used beyond the validity period after the connection cannot be refunded or discounted, but it can be postponed for use when renewing the fee.

Article 3 Technical Docking and Support

Party A chooses one or more of the following technical docking methods to activate the service according to the procurement content. The docking methods include:

3.1 "e-sign treasure" public cloud electronic contract service system (including Wukong and Xuanyuan services).

3.1.1 Party A and Party B complete the delivery and use of standard software functions and related services through system docking or Party B opens an account for Party A, but Party B will not conduct additional technical development for Party A. If additional development is required, the two parties shall negotiate separately.

3.1.2 If Party A chooses the product service in which Party B opens an account for Party A, Party B is responsible for the safe operation, daily maintenance and timely upgrade of the electronic contract software. In the case of system connection, Party A shall carry out relevant development in strict accordance with the interface description and technical specifications provided by Party B. Party A shall not copy or imitate Party B's design concept, interface, function and diagram, etc.; shall not modify or manufacture derivative products based on software products without Party B's permission, otherwise Party B has the right to terminate this agreement and investigate Party A's liability for breach of contract.

3.1.3 Party A guarantees that the technical interface is only used for one platform or business scenario of Party A; without the written consent of Party B, Party A’s affiliated companies and other platforms under its name cannot directly or indirectly use the technical interface provided by Party B, Installation packages or development tools, but affiliate sharing package services can be added according to platform requirements.

Article 4 The Rights and Obligations of Parties

4.1 Party A’s Rights and Obligations

(1) Party A has the right to know the usage methods and operating rules of the software functions or products provided by Party B. If SDK or localized deployment is adopted, Party A shall inform its contracting partner or other parties who can use the electronic contract software service with the consent of Party A in a reasonable manner. The following information of individuals or organizations: the identity information of individuals or organizations that need to be authorized to Party B, the privacy policy and operating rules that need to be complied with.

(2) Party A shall ensure the authenticity of the information submitted to Party B and obtain legal written authorization. If the information submitted by Party A or its users is untrue or the process or result of the electronic signing is not legally effective due to the aforementioned authorization issues, Party A shall bear the relevant responsibilities. Party A's use of Party A's user information shall follow the principles of legality, reasonableness, and necessity, and use it strictly in accordance with the scope authorized by the information subject. If Party A uses it beyond the scope or uses it illegally or unreasonably, Party A shall bear full responsibility; In case of loss, it shall also bear the corresponding compensation for the loss.

(3) If Party A chooses to purchase Party B’s real-name authentication and willness authentication services, Party B shall be responsible for the authenticity of the above-mentioned authentication data, but the business risk and the loss shall be borne by Party A accordingly. Party A shall ensure the authenticity, legality and integrity of the data information transmitted by Party A and Party A users to Party B through the technical interface, and shall ensure that the signed data information is associated with the unique certificate number provided by Party B in a timely manner.

(4) Party A authorizes Party B to store the original text or abstract of the signed electronic data in real-time and synchronously in the e-sign treasure storage system, and can store the hash value of the electronic data in the third-party notary office and the third-party judicial authentication center.

(5) If the interface or SaaS service is used, Party A authorizes Party B to provide Party A users with viewing and downloading of relevant electronic data; and ensures that when calling Party B's storage interface, the user's identity information is associated and transmitted to Party B's storage system.

(6) Party A shall pay the fee on time according to the provisions of this agreement. If Party A overdue the payment of the contract, one thousandth of the total contract amount shall be paid as liquidated damages for each overdue day until the full payment is made; Within ten days, Party B has the right to suspend or terminate the service provided to Party A, and can unilaterally terminate this agreement and require Party A to bear 30% of the total contract amount as liquidated damages.

(7) Party A promises not to use Party B's software services to conduct any behavior that does not comply with Chinese laws, regulations and policies, otherwise it will bear all legal responsibilities, and Party B has the right to stop the service, terminate the agreement and not assume any liability for breach of contract.

4.2 Party B’s Rights and Obligations

(1) Party B shall ensure that it applies for digital certificates and time stamp certificates for Party A, Party A's counterparty or other individuals or organizations approved by Party A, and ensure that the above certificates are issued by legal third-party electronic certification agencies.

(2) Party B transmits the information that needs to be verified provided by Party A or Party A’s users to the data source for verification through the interface, and feedbacks the results. Party B’s service response commitment is subject to the announcement on Party B’s official website.

(3) Party B shall ensure that whether the electronic files stored in Party B's system have been altered can be verified, so as to achieve the effect of preventing repudiation and tampering.

(4) Party B shall not be liable for any failure of Party A or its users to operate the signature system due to reasons other than Party B's reasons, including but not limited to Party A or its users forgetting passwords, Party A or its users' system problems, network problems, etc. responsibility, but Party B needs to assist Party A to solve the problem.

(5) Party B shall not be liable for the inability to provide services due to unpredictable factors such as power outages, Party A platform system failures, transmission lines, communication failures, communication lines, and hacker attacks.

(6) The realization of electronic signing through the integration of Party B's software functions is based on the needs of Party A. Party A can determine the signing process and the elements to be verified by itself. Party B can only suggest that Party A operate in accordance with the requirements of the "Electronic Signature Law" and relevant laws and regulations, and is only responsible for the facts of the software functions and services provided by itself, but not for the facts of the whole process. If the process and results of the signing through Party A's system meet the requirements for the validity of electronic contracts, Party B can issue proof of relevant facts for Party A within the scope of the software functions and technical services provided. If Party B provides supporting documents for Party A or assists Party A in presenting evidence, Party B may charge Party A an appropriate fee (see Appendix 1 Evidence Services for specific standards).

(7) If the payment is overdue or the contract is terminated due to Party A's fault, and that Party B has completed the technical docking according to Party A's needs or has carried out the relevant expenses incurred in project implementation, then Party B has the right to suspend the products and services provided to Party A and hold Party A accountable for breach of contract.

Article 5 Service Terms

5.1 The service period is subject to the service validity period stipulated in Annex 1 (including the renewal service list). The software service period of this agreement is calculated from the date of opening the service, but the longest shall not exceed the time limit stipulated in Annex 1 of this agreement. The opening date of special projects shall be determined by both parties and be negotiated separately. In order to ensure the continuity of Party A's use of Party B's software services, Party A shall renew the service in a timely manner by renewing the service list before the service expires.

5.2 Party B agrees to give Party A free data storage service for one year after the expiration of the service, and provide free storage service for Party A's data stored in Party B within the service period, except for the following circumstances:

(1) Party A's license is revoked, cancelled, or Party A is liquidated, bankrupt, closed down or other circumstances leading to business termination；

(2) Paarty A is under criminal investigation；

(3) Party A’s data is lost or leaked due to unforeseen and unavoidable reasons of Party B；

In order to save server resources, Party B will give Party A a buffer period of 30 days after the expiration of the one-year gift period; within the buffer period, Party A can renew the service according to Party B's current service product price, or transfer the data, and Party B will cooperate appropriately ; If Party A fails to renew the fee or transfer the data in time after the buffer period expires, Party B has the right to process the data by itself, including deleting or storing it in other ways. During the storage period, Party B has the right to provide the electronic data related to Party A stored in the e-signature certificate storage system according to the requirements of judicial or administrative agencies.

5.3 Both parties shall strictly abide by this agreement. If any party breaches the contract, it shall be liable for compensation within the scope of its income obtained in accordance with this agreement.

第六条 合作伙伴

6.1甲方同意乙方可在其宣传资料(包括但不限于网页、印刷资料、录音等) 中使用甲方的企业名称、商标、标识或其他任何类似文字或图形，以说明甲方是乙方的客户。同时，为满足《网络安全法》的要求，甲方同意在官网、产品页面或者会员协议、隐私条款等涉及电子签名内容中明确说明电子签名合作伙伴是乙方，以及为了保障电子化签约流程的法律有效性存在将甲方用户隐私信息提交给乙方储存、使用(使用的范围仅限为满足电子签名法要求将收集的认证信息与公安数据库、工商信息进行校验，签署文件进行哈希加密算法后的存证以及在签署文件中添加数字证书及时间戳证书的服务) 的情况。甲方要确保上述事实其用户知晓并同意。

Article 7 Force Majeure

7.1 If the contract cannot be performed or the contract is delayed due to force majeure such as war, earthquake, flood, fire, etc., the corresponding liability for breach of contract shall be exempted, but the other party shall be notified in writing with a corresponding certificate within 48 hours after the occurrence of the relevant event.

7.2 If, due to the revision of relevant national laws, policy adjustments or changes in relevant technical standards, this agreement cannot be performed or the impact or loss on both parties to the contract is caused, neither party shall bear any responsibility for this but is obliged to cooperate with each other to minimize the impact and loss. The expenses incurred here shall be resolved through friendly negotiation between the two parties.

Article 8 Intellectual Property and Confidentiality

8.1 Party B enjoys all legal intellectual property rights of the service content it provides. Party A or its customers have only the right to use the software system, proprietary technology, and software development kit provided by Party B. Without the authorization of Party B, Party A has no right to let third parties know or use the unique technology/service of Party B in any way, otherwise Party A shall bear the corresponding responsibility for the consequences of disclosing relevant information. Both parties shall keep confidential the other party's business secrets, technical secrets, cooperation prices and other information learned during the performance of this agreement. If the other party's business secrets and other information are leaked intentionally or negligently and cause losses to the other party, they shall be liable for full compensation. responsibility.

8.2 Party B reserves all the intellectual property rights of all products and services it provides; Party A has no right to redevelop the products and services provided by Party B without the authorization of Party B. If a fault occurs due to Party A’s unauthorized use of Party B’s intellectual property and prevented Party B from performing its duty under this agreement, Party B shall not be responsible for free repair.

8.3 The intellectual property clauses, confidentiality clauses, legal application and dispute resolution clauses of this agreement shall survive the termination of this agreement, and both parties should continue to perform after the termination of this agreement, otherwise the observing party has the right to pursue the legal actions against the breaching party.

Article 9 Dispute Resolution

9.1 The conclusion, modification, execution and termination of this agreement, as well as the settlement of disputes related to this agreement, shall be governed by the laws of the People's Republic of China.

9.2 Any dispute arising from the performance of this agreement shall be resolved through friendly negotiation; if the negotiation fails, both parties agree to submit the dispute to Hangzhou Arbitration Commission for adjudication in accordance with the then-current arbitration rules, and the place of arbitration shall be Hangzhou.

Article 10 Miscellaneous

10.1 This agreement will come into effect after both parties affix special contract seals or official seals, and it can also take effect after both parties affix legal and valid electronic signatures.

10.2 Other unfinished matters will be negotiated separately under the principle of equality and mutual benefit. Items for further negotiation can be added or modified in Annex 1.

10.3 The paper version of this agreement is in four copies, and each party holds two copies, which have the same legal effect. The appendix has the same legal effect as this agreement.

Part A：Xiamen EPWK Network Technology Co., Ltd. (Party A’s Seal is affixed to this agreement)	Party B：Hangzhou Tiangu Information Technology Co., Ltd. (Party B’s Seal is affixed to this agreement)

Authorized Representative：Qin LIN	Authorized Representative：Ailan CHEN

Date: May 24, 2020	Date: May 24, 2020

Appendix 1: List of Products and Services Contract No.：XFC2020052013750

Client Information(Party A) ：
Name：	Xiamen EPWK Network Technology Co., Ltd.	Address：	Unit 404, No. 359, Chengyi Street, Phase III, Xiamen Software Park.
Contact：	Qin LIN	Phone：	[*]
Platform：	EPWK.com	Email：
Category：	Internet+	Industry：	IP Protection
Party B
Name：	Hangzhou Tiangu Information Technology Co., Ltd.	Address：	Fl. 19, Building D, Tiantang Software Park, No. 3 Xidoumen Road, Xihu District, Hangzhou, Zhejiang Province.
Contact :	Ailan Chen	Phone：	[*]
Website：	https://www.esign.cn/	Email：	[*]
Subscription Information
Category	Renewal
Wukong Service：
Fee：￥ 5,000.00
Wukong Service
1 Authentication Service：￥5,000.00 No Time Limit
1 ) Basic Authentication ￥0.25 /time
2 ) Basic Authentication(enterprise 3) ￥0.24 /time
2 Electronic signing servince Wukong SDK 1000 times. Term：2020-06-04 to 2021-06-03
Wukong Series Signing Service Product Description：
Authentication Service	Authentication service billing method: the fee is calculated according to the number of times the technical interface is called. A call is deemed to have completed a service, and the fee will be deducted according to the unit price of the interface according to the actual authentication service method used, and the fee will be deducted according to the unit price of the interface according to the actual use method, until the package amount is exhausted; Esignbao will remind Party A to recharge first before calling. How to use: All activated authentication services can be used, and multiple authentication services can also be used in combination.

Payment：
Payment Due：￥5,000.00 Payment Method：One time payment Payment Due Date：Party A shall make a one-time payment to Party B's designated bank account within five working days after the contract is signed

Invoice Information
Invoice：	Party B shall issue value-added tax invoices for software sales and software service fees by product and service type within five working days after Party B receives the corresponding payment from Party A.
Bank account designated by Party B：	[*]
Additional Terms：

1、Party B shall notify Party A in a timely manner after the integration docking or service opening. Party A shall log in to Party A’s system account to confirm online within 3 days. If no confirmation is made within the time limit, it shall be deemed that the system docking has been completed, and Party A shall approve this situation.

2、This Appendix is in quadruplicate, Party A and Party B each hold two copies, and each copy has the same legal effect.

Party A：Xiamen EPWK Network Technology Co., Ltd.	Party B：Hangzhou Tiangu Information Technology Co., Ltd.
(Party A’s Seal)	(Party B’s Seal)
May 24, 2022	May 24, 2022